EXHIBIT 99.1 PRESS RELEASE ISSUED NOVEMBER 14, 2005

FOR IMMEDIATE RELEASE

NOVEMBER 14, 2005

PRESS RELEASE

Citizens Financial Announces Third Quarter 2005 Results

LOUISVILLE, KY--November 14, 2005--Citizens Financial Corporation (NASDAQ-CNFL) today reported a net income of $143,000 or $0.09 per share for the third quarter ended September 30. The net income decreased by about $3,000 from the net income of $146,000 or $0.09 per share during the same period in 2004. Net income for the first three quarters of 2005 was $157,000 or $0.09 per share, compared to a net loss of $836,000, or $0.50 per share during the same period in 2004. During the first nine months of 2005 net equity decreased 8% to $10.88 per share due to a decrease in net unrealized gains in the Company’s investment portfolio, offset by this net income.

For the third quarter of 2005 the Company experienced a pre-tax loss of $107,000 from operations offset by pre-tax portfolio investment gains of $348,000 compared to a pre-tax loss from operations of $756,000 offset by pre-tax portfolio investment gains of $914,000 in the third quarter of 2004.

The decrease of $1,466,000 from a pre-tax loss from operations of $2,040,000 for the first nine months of 2004 to a pre-tax loss from operations of $574,000 for the first nine months of 2005 is due to an increase in investment income of $115,000, a decrease in commission expenses of $15,000, a decrease in policy benefits and benefit reserves of $2,123,000 and a decrease in other expenses of $891,000, offset by a decrease in operating revenues of $1,678,000.

Total revenues were down 7% for the first nine months of 2005 compared to the prior year, while premium income decreased 8% for the period. The decrease in premium income was principally attributable to lower Preneed sales resulting primarily from decreases made by the Company in the second quarter of 2003 to commissions paid on these products and from decreases in crediting growth rates late in 2004. General expenses were down 12% during the first nine months of the year compared to the same period in the prior year, due primarily to several non-recurring expenses included in the first nine months of 2004.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company’s Form 10-Q for the quarter and Form 10-K for 2004 which have been filed with the Securities and Exchange Commission and can be accessed at

www.citizensfinancialcorp.com

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

For further information contact:

Len E. Schweitzer

Chief Financial officer

(502) 244-2420

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Results in tabular form:

Quarter ended September 30
	2005	2004
Segment Revenues	$ 8,151,000	$ 8,840,000
Net realized investment gains	$ 348,000	$ 914,000
Total Revenues	$ 8,499,000	$ 9,754,000
Net Income	$ 143,000	$ 146,000
Net Income Per share	$ 0.09	$ 0.09

Nine Months ended September 30
	2005	2004
Segment Revenues	$ 24,980,000	$ 26,543,000
Net realized investment gains (losses)	$ 730,000	$ 1,204,000
Total Revenues	$ 25,710,000	$ 27,747,000
Net Income (Loss)	$ 157,000	$ (836,000)
Net Income (Loss) Per share	$ 0.09	$ (0.50)

Selected Financial Position Data
	September 30, 2005	December 31, 2004

Total Assets	$ 154,118,000	$ 157,271,000
Notes Payable	$ 5,229,000	$ 5,792,000
Shareholders’ Equity	$ 18,182,000	$ 19,754,000
Shareholders’ Equity per share	$ 10.88	$ 11.72

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